Oragenics Announces Completion of Sale of Consumer Probiotic Business

Tampa, FL (June 27, 2016) – Oragenics, Inc. (NYSE MKT: OGEN.BC) (the “Company”), a leader in the development of novel antibiotics against infectious disease and developing effective treatments for oral mucositis, today announced it has completed the sale of its Consumer Probiotic Business to ProBiora Health, LLC, (“ProBiora Health”) an entity owned by Ms. Christine L. Koski. The purchase price was $1,700,000 in cash of which $1,250,000 was paid at closing and $450,000 is payable on or before July 31, 2016. ProBiora Health will also assume certain liabilities and the purchase price is not subject to adjustment. ProBiora Health will also be obligated to pay the Company contingent consideration annually over a 10 year period based on a percentage of sales of products using the Purchased Assets, with a maximum obligation to the Company of $2,000,000.

The transaction was approved by a special committee of the Company’s board of directors consisting solely of disinterested directors and Griffin Securities rendered a fairness opinion in connection with the transaction. Ms. Koski, a director since 2009, and a significant shareholder of the Company through the Koski Family Limited Partnership, also resigned as a director of the Company upon completion of the sale to focus on this new endeavor and her other endeavors.

Dr. Frederick Telling, Chairman of Oragenics, thanked Ms. Koski on behalf of the board of directors and the Company for her long-time services as a director stating “We thank Chris for her years of valuable service on our board of directors and we wish her well in all of her endeavors.”

Christine Koski, Chairperson and CEO of ProBiora Health commented “Since 2009, I have strongly supported the ProBiora3 product lines and believe in the benefits that the Evora products bring to oral and dental health. As Oragenics’ focus has shifted from the ProBiora3 business, I am excited about the opportunity to take charge of the development of the ProBiora3 business, and am confident it will benefit from independent leadership and investment. As the new owner of the patented ProBiora3 business line, ProBiora Health will be focusing our resources to raise awareness of Oral Probiotics, conducting additional clinical research, and increasing sales growth for all of our current and future products.”

About Oragenics, Inc.

We are focused on becoming the world leader in novel antibiotics against infectious disease and on developing effective treatments for oral mucositis. Oragenics, Inc. has established two exclusive worldwide channel collaborations with Intrexon Corporation, a synthetic biology company. The collaborations allow Oragenics access to Intrexon’s proprietary technologies toward the goal of accelerating the development of much needed new antibiotics that can work against resistant strains of bacteria and the development of biotherapeutics for oral mucositis and other diseases and conditions of the oral cavity, throat, and esophagus.

For more information about Oragenics, visit www.oragenics.com.

About ProBiora Health™

ProBiora Health is committed to the science of probiotics to promote oral and dental health, by developing and marketing a complete line of proprietary and patented ProBiora3® probiotics that are specifically designed to enhance oral health for humans and pets. ProBiora Health is now the world leader in oral and dental Probiotics with its line of consumer, professional and pet oral products, marketed under the Evora brand names; EvoraPlus®, EvoraPet® and EvoraPro® all of which are based on ProBiora3®, a patented proprietary blend of three naturally occurring strains of beneficial bacteria.

For more information about ProBiora Health, LLC visit www.probiorahealth.com, email info@probiorahealth.com, or call 800-983-6908.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect management’s current views with respect to future events and performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, our current need for financing to meet our operational needs and to be able to move our product candidates forward through pre-clinical and clinical development, our inability to obtain sufficient financing to conduct our business; any inability to obtain or delays in FDA approval for future clinical studies and testing, the future success of our studies and testing and any inability to also achieve favorable results in human studies, our ability to successfully develop and commercialize products, the financial resources available to us to continue research and development, any inability to regain compliance with the NYSE MKT continued listing requirements and those other factors described in our filings with the U.S. Securities and Exchange Commission. Any responsibility to update forward-looking statements is expressly disclaimed.

Oragenics Corporate Contact

Michael Sullivan

Chief Financial Officer

Oragenics, Inc.

4902 Eisenhower Drive, Suite 125

Tampa, FL 33634

Tel: 813-286-7900 x232

msullivan@oragenics.com

Investor / Media Contacts

David Burke

The Ruth Group

Tel: 646-536-7009

dburke@theruthgroup.com